EXHIBIT 99.3


                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT, dated as of July 28, 2009 (this "Agreement"), is by and among HARSHEL REX CHAMBERS ("Rex") and JACKIE ALAN CHAMBERS ("Jackie," and together with Rex, the "Sellers") and PACIFIC INTERNATIONAL GROUP HOLDINGS LLC ("Buyer").

            WHEREAS, Rex owns 88,165 shares (the "Rex Shares") of common stock, par value $0.0001 per share ("Common Stock") of Platinum Energy Resources, Inc., a Delaware corporation (the "Company"), and Jackie owns 1,410,650 shares of Common Stock, 209,597 shares of which are held in escrow;

            WHEREAS, Buyer desires to purchase from Rex and Rex desires to sell to Buyer the Rex Shares; and

            WHEREAS, Buyer desires to purchase from Jackie and Jackie desires to sell to Buyer 1,201,053 shares of Common Stock (the "Jackie Shares" and together with the Rex Shares, the "Purchased Shares");

            NOW, THEREFORE, the parties hereto agree as follows:

                          1 SALE AND TRANSFER OF SHARES

            As of the date hereof:

            (a) Rex hereby sells, conveys, assigns and transfers to Buyer, and Buyer hereby purchases and acquires from Rex, all of Rex's rights, title and interests in and to the Rex Shares; and

            (b) Jackie hereby sells, conveys, assigns and transfers to Buyer, and Buyer hereby purchases and acquires from Jackie, all of Jackie's rights, title and interests in and to the Jackie Shares.

                              2 STOCK CERTIFICATES

            Immediately upon execution of this Agreement:

            (a) Rex shall deliver to Buyer a stock certificate or stock certificates representing the Rex Shares accompanied by a stock power in a form acceptable to Buyer and duly endorsed in blank (the "Rex Certificate and Stock Power"); and

            (b) Jackie shall deliver to Buyer a stock certificate or stock certificates representing the Jackie Shares accompanied by a stock power in a form acceptable to Buyer and duly endorsed in blank (the "Jackie Certificate and Stock Power").

                                3 PURCHASE PRICE

            (a) Upon receipt of the Rex Certificate and Stock Power, Buyer shall pay to Rex, by wire transfer in immediately available federal funds, to an account designated by Rex, the sum of $44,082.50 (the "Rex Purchase Price"); and

            (b) Upon receipt of the Jackie Certificate and Stock Power, Buyer shall pay to Jackie, by wire transfer in immediately available federal funds, to an account designated by Jackie, the sum of $600,536.50 (together with the Rex Purchase Price, the "Purchase Price").

                                  4 FORBEARANCE

            If any claim (alleging fraud, criminal misconduct or otherwise) is brought against one or both of the Sellers and such claim also seeks the cancellation of any of the Purchased Shares in connection with any action, inaction or omission of any of the Sellers as a director, officer or fiduciary of Tandem Energy Holdings, Inc., then Buyer agrees to forebear from seeking reimbursement of any or all of the Purchase Price from the Sellers.

                                 5 GOVERNING LAW

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and each of the parties hereto consents to the exclusive jurisdiction of any federal court located in the Southern District of New York and any New York state court located in the City of New York, Borough of Manhattan in the event of any action, suit or proceeding relating to this Agreement.

                                 6 COUNTERPARTS

            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. The facsimile, email or other electronic transmission of the Agreement, shall be the same as delivery of an original. At the request of any party hereto the parties hereto shall confirm facsimile, email or other electronically transmitted signatures by signing an original copy of this Agreement for delivery between the parties hereto.

                            7 SUCCESSORS AND ASSIGNS

            Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of Buyer and Sellers and their respective successors, heirs, estates, distributees, personal representatives and assigns.

                               8 ENTIRE AGREEMENT

            This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings with respect thereto.

                                    9 CHANGES

            The terms and provisions of this Agreement may not be modified or amended, temporarily or permanently, without the prior written consent of each of the parties hereto, nor may any such term or provision be waived without the prior written consent of the party hereto entitled to the benefit of such term or provision.

                                   10 HEADINGS

            The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

                                 11 SEVERABILITY

            If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

   {Remainder of Page Left Blank Intentionally. Signatures on Following Page}

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IN WITNESS WHEREOF, Rex, Jackie and Buyer have caused this Agreement to be executed as of the date first written above.


                                       /s/ Harshel Rex Chambers
                                       -----------------------------------------
                                       HARSHEL REX CHAMBERS


                                       /s/ Jackie Alan Chambers
                                       -----------------------------------------
                                       JACKIE ALAN CHAMBERS


                                       PACIFIC INTERNATIONAL GROUP HOLDINGS
                                          LLC


                                       By: /s/ Syd Ghermezian
                                           -------------------------------------
                                           Name: Syd Ghermezian
                                           Title: Manager